Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrative Committee and Plan Participants of
The Travelers 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statements (Nos. 333-157092, 333-128026 and 333-114135) on Form S-8 of The Travelers Companies, Inc., of our report dated June 15, 2018, with respect to the statement of net assets available for benefits of The Travelers 401(k) Savings Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the years then ended, and the related notes and supplemental Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2017 (collectively, the financial statements), which report appears in the December 31, 2017 annual report on Form 11-K of The Travelers 401(k) Savings Plan.

/s/ KPMG LLP
     KPMG LLP

Minneapolis, Minnesota
June 15, 2018

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